Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports First Quarter 2009 Financial Results

Total Revenue $11.1 Million, 58% Increase From Prior Year

Recurring Revenue Climbs to All Time High of $4.3 Million

Record Gross Margin of 69%

Operating Expenses Decrease 17% from Prior Year, Resulting in a 46% Reduction in Operating Loss

St. Louis, MO, May 7, 2009 —Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the first quarter ended March 31, 2009. Revenue for the first quarter of 2009 totaled $11.1 million, an increase of 58% over the $7.0 million reported for the same period in 2008. The company recognized revenue on five Niobe® Magnetic Navigation Systems and five Odyssey™ systems totaling $6.9 million, while disposables, services and accessories revenue was a record $4.3 million, a 61% increase versus the same period in 2008. Purchase orders in the first quarter for Niobe and Odyssey systems totaled $8.8 million, resulting in an ending backlog of $67 million. The Company’s operating expenses fell to $14.8 million, a 17% decrease from the first quarter of 2008.

Michael P. Kaminski, President and Chief Executive Officer, said, “During the first quarter, we demonstrated strong revenue growth, exceptionally strong margins on all our products, and a significant uptick in recurring revenue, driven primarily from the launch of the magnetic irrigated catheter. Additionally, the organization continues to focus on key initiatives and drive robust processes resulting in an improvement in operating expenses from prior year.

“The commercial rollout of the magnetic irrigated catheter in Europe and in the U.S. is proceeding very well,” Mr. Kaminski added. “All European sites are launched and the rollout began in early March for the U.S. sites. Utilization increased by approximately 40% in March compared with January, reflecting the rapid ramp-up of usage in the U.S. Early clinical results of the magnetic irrigated catheter usage have been positive. Electrophysiologists are pleased with the ability of the catheter to deliver effective transmural lesions. Some of the initial results will be presented at the upcoming Heart Rhythm Society conference in Boston.” Mr. Kaminski said.

“We continue to see a marked increase in interest in our Odyssey and Cinema systems not associated with a Niobe platform. The pipeline for our Standard Cath Lab Odyssey systems has grown and we anticipate a pick up in these orders throughout the year,” continued Mr. Kaminski.

“Overall, we are pleased with the results of the first quarter, but recognize there is more work to do. We are energized by the release of our new products and even in light of the current macro trends, are optimistic regarding 2009.” Mr. Kaminski concluded.

First Quarter 2009 Financial Performance

Gross margin for the quarter was $7.7 million, or 69% of revenue, compared with $4.6 million, or 65% of revenue in the first quarter of 2008.

Total first quarter operating expenses decreased 17% to $14.8 million, compared with $17.8 million in the first quarter of 2008. Most notable reductions occurred in research, development and general and administrative spending, while expenditures for sales and marketing support continued at near prior year levels.

The Company reported a net loss for the first quarter of 2009 of $7.5 million, or $(0.18) per share. This compares with a net loss for the first quarter of 2008 of $13.5 million, or $(0.37) per share. The weighted average shares for the recent first quarter totaled 41.3 million compared with 36.5 million in the first quarter of last year. The increase was due in large part to the issuance of 4.4 million shares as part of two concurrent private placements of stock completed in December 2008.

Cash used in operations was $10.4 million for the first quarter of 2009. Cash used in operations during the second quarter of 2009 is expected to be significantly lower than the first quarter of 2009. Cash and equivalents at March 31, 2009 totaled $18.8 million, compared with $30.4 million at December 31, 2008. Total debt amounted to $29.2 million, including $13.2 million drawn against the Company’s $25 million line of credit.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Time today to discuss its financial results for the first quarter. To access the conference call, please dial (800) 257-7063. International participants can call (303) 262-2075. An audio replay of the call will be available for seven days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11130340#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=58066

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis system is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenue
System	$6,860,807	$4,377,398
Disposables, service and accessories	4,272,327	2,651,053
Total revenue	11,133,134	7,028,451

Cost of revenue
System	2,563,483	1,856,102
Disposables, service and accessories	897,199	569,960
Total cost of revenue	3,460,682	2,426,062

Gross margin	7,672,452	4,602,389
Operating expenses:
Research and development	3,309,862	4,698,797
Sales and marketing	7,453,439	7,663,713
General and administration	4,038,156	5,476,122
Total operating expenses	14,801,457	17,838,632
Operating loss	(7,129,005)	(13,236,243)

Other income	250,937	–
Interest income	26,972	107,728
Interest expense	(678,991)	(402,651)
Net loss	$(7,530,087)	$(13,531,166)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.37)

Weighted average shares used in computing net loss per common share:
Basic and diluted	41,281,130	36,493,662

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$18,799,762	$30,355,657
Short-term investments
Accounts receivable, net of allowance of $436,957 and $328,307 in 2009 and 2008, respectively	12,569,981	9,739,008
Current portion of long-term receivables	190,968	197,351
Inventories	8,145,691	8,086,956
Prepaid expenses and other current assets	4,934,792	2,966,510
Total current assets	44,641,194	51,345,482
Property and equipment, net	6,955,458	6,420,600
Intangible assets	1,244,445	1,277,778
Long-term Receivables	284,457	298,123
Other assets	98,863	98,382
Total assets	$53,224,417	$59,440,365

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$13,901,491	$3,901,491
Accounts payable	5,330,995	4,561,928
Accrued liabilities	8,709,512	9,873,818
Deferred contract revenue	8,418,545	9,676,339
Warrants	4,803,654	–
Total current liabilities	41,164,197	28,013,576

Long term debt, less current maturities	15,294,783	25,271,547
Long term deferred contract revenue	1,100,321	1,225,656
Other liabilities	146,465	158,905

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2009 and 2008; none outstanding at 2009 and 2008	–	–
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007; 42,384,136 and 42,049,792 issued at 2008 and 2007, respectively	42,384	42,050
Additional paid-in capital	299,170,680	300,892,957
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(303,488,414)	(295,958,327)
Total stockholders' equity	(4,481,349)	4,770,681
Total liabilities and stockholders' equity	$53,224,417	$59,440,365